Diamondback Energy, Inc. Announces Northern Midland Basin Acquisition

November 16, 2022

MIDLAND, Texas, Nov. 16, 2022 (GLOBE NEWSWIRE) -- Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or “the Company”) today announced that it has entered into a definitive purchase agreement to acquire all leasehold interest and related assets of Lario Permian, LLC, a wholly owned subsidiary of Lario Oil & Gas Company, and certain associated sellers (collectively “Lario”) in exchange for 4.18 million shares of Diamondback common stock and $850 million of cash. The cash portion of this transaction is expected to be funded through a combination of cash on hand, borrowings under the Company’s credit facility and/or proceeds from a senior notes offering. The cash outlay at closing is expected to be approximately $775 million due to the expected Free Cash Flow to be generated by the acquired assets between the effective date and the closing date, which is expected to be January 31, 2023.

“Lario is an attractive bolt-on to our existing Martin County position, home to some of the best rock in the Permian Basin,” stated Travis Stice, Chairman and Chief Executive Officer of Diamondback. “This is a deal that checks all the boxes Diamondback looks for in an acquisition, as it brings over 150 gross locations in the core of the Northern Midland Basin and also provides immediate accretion to all relevant financial metrics, enhancing Diamondback’s overall value proposition to our stockholders.”

Mr. Stice continued, “When combined with our pending FireBird acquisition, we will grow our Midland Basin footprint by approximately 83,000 net acres, add 500 high quality drilling opportunities that compete for capital with our current development plan and increase our 2023 production profile by approximately 37 MBo/d (50 MBoe/d). Our enhanced size and scale in the Midland Basin, along with our low-cost operations, puts us in an advantageous position to deliver differentiated near-term and long-term returns to our stockholders.”

Transaction Highlights:

•Valued at approximately 3.3x 2023 EBITDA with a 21% unlevered Free Cash Flow Yield at strip pricing
•Immediately accretive to all relevant 2023 and 2024 financial metrics including Cash Flow per share, Free Cash Flow per share and NAV per share
•Full year 2023 cash capital expenditures of approximately $150 million
•Increases expected pro forma 2023 per share cash returned to stockholders by over 5% Leverage neutral

Asset Highlights:

•Approximately 25,000 gross (15,000 net) acres in the core of the Northern Midland Basin Full year 2023 estimated average production of approximately 18 MBo/d (25 MBoe/d)1
•Diamondback expects to reduce operated rig count from two currently to one or less post-closing for 2023 development
•154 estimated gross (132 net) horizontal locations in primary development targets with an average lateral length of over 9,400 feet; includes 20 DUCs
•Primary targets are the Middle Spraberry, Jo Mill, Lower Spraberry, Wolfcamp A and Wolfcamp B formations 28 gross upside locations in the Wolfcamp D based on recent well results
•93% of acreage is operated with an average 86% working interest; 92% of acreage currently held by production

Diamondback expects this transaction, which is subject to customary closing conditions and adjustments, to close on January 31, 2023.

Advisors:

Jefferies LLC is serving as financial advisor to Diamondback and Kirkland & Ellis LLP is serving as legal advisor to Diamondback.

J.P. Morgan Securities LLC is serving as financial advisor to Lario and the associated sellers and Vinson & Elkins LLP and Boigon Law Ltd. are serving as legal advisors to Lario and the associated sellers.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward Looking Statements

The foregoing release contains forward-looking statements as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, including statements regarding future financial performance; business strategy; future operations (including production; drilling plans; capital plans; and upside locations); projections of revenues, losses, costs, expenses, returns, cash flow, financial position and reserves; anticipated benefits and risks of the potential acquisition (including EBITDA contribution, accretion and Free Cash Flow Yield); the timing of the potential acquisition; and plans and objectives of management (including plans for future cash flow from operations and capital returns) are forward- looking statements. The words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including the current industry and macroeconomic conditions, commodity pricing environment, production levels, any future regulatory actions affecting Diamondback, the impact and duration of the COVID-19 pandemic, acquisitions and sales of assets, drilling and capital expenditure plans, environmental targets and initiatives and other factors believed to be appropriate. Forward looking statements are not guarantees of performance. These forward-looking statements involve certain risks and uncertainties, many of which are beyond Diamondback’s control and could cause the actual results or developments to differ materially from those currently anticipated by the management of Diamondback. These risks include, but are not limited to, the delay or failure to consummate the transaction due to unsatisfied closing conditions or otherwise; the risk that the acquired assets do not perform consistent with our expectations, including with respect to future production or drilling inventory; and those other risks identified in Diamondback’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K. Diamondback undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Diamondback defines Free Cash Flow, which is a non-GAAP financial measure, as unlevered cash flow from operating activities before changes in working capital in excess of cash capital expenditures and defines Free Cash Flow Yield, which is a non-GAAP financial measure, as unlevered cash flow from operating activities before changes in working capital in excess of cash capital expenditures divided by the transaction value implied by Diamondback’s closing share price as of November 15, 2022.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

A map accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/e7a22f20-45bd-41c1-91ad- 14ba42473d08

1 Assumes full year 2023 production. Actual production based off of 11 months of production expected to be approximately 16.5 MBo/d (23 MBoe/d)

Source: Diamondback Energy, Inc.

Diamondback Announces Midland Basin Acquisition

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